FOR IMMEDIATE RELEASE

PASW, INC.
APPOINTS NEW CHAIRMAN

NEWBURY PARK, CA October 16, 2000 PASW, Inc. (NASDAQ: PASW) today announced that Glenn P. Russell, Chairman of the Board of PASW, Inc, is relinquishing his position as Chairman and a Director of the company.

In submitting his resignation Mr. Russell stated: "Due to increasing involvement in personal business activities I have found it difficult to balance the interests of both the company and my other commitments therefore I believe that the stockholders of PASW are better served with the efforts of an individual who can devote full time to the activities of the company."

To fill the vacancies the Board of Directors has appointed William E. Sliney, as Chairman and a Director. Sliney will continue as the company's President and Chief Financial Officer. Sliney joined Pacific Softworks in April of 1999. Prior to that, he was the Chief Financial Officer of Legacy Software, Inc., from 1995 to 1999, and from 1993 to 1994, he was Chief Executive Officer for Gump's.

In making the transition Sliney stated: "Glenn Russell as a founder of the Company has been instrumental in its evolution from a software development company to an enabler of the development of emerging varied technology companies. Glenn has provided excellent service and leadership during his tenure as chairman and going forward he has agreed to become a consultant to the company on an as-needed basis. The board and I wish him well in his new ventures".

PASW, INC.

PASW, Inc. (www.pacificsw.com), formerly Pacific Softworks, Inc., through its wholly owned subsidiary iApplianceNet has developed proprietary technology that allows conventional and state of the art industries to accumulate, tansmit/receive and manage data. In addition PASW is making strategic investments and/or associations to accelerate growth of small and medium sized Internet technology companies. To date PASW has made strategic investments in Combio (www.combio.com), formerly FSPNetworks, and RedFlag, Inc. (www.redflag.com). PASW is headquartered in Newbury Park, California.



Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein, including but not limited to timely development, acceptance and pricing of new products, the impact of competitive products and pricing, the ability of PASW to implement its business plan, and other risk factors detailed in the company's periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

PASW, Inc.		William E. Sliney, Chairman
			Bill@pacificsw.com
			www.pacificsw.com
			805-499-7722